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                                Eisner LLP Letterhead

March 31, 2003


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549


Re: General Media, Inc.
    File No. 33-76716


Dear Sir or Madam:


We are in the process of completing our audit of the financial statements of General Media, Inc. (the "Registrant") for the year ended December 31, 2002 and are awaiting correspondence from third parties.


Very truly yours,

/s/ EISNER LLP

Eisner LLP